Exhibit 10.13

PUT AND CALL OPTION AGREEMENT

THIS PUT AND CALL OPTION AGREEMENT (the “Agreement”) is made as of May 1, 2007, by and among FBG Holding Company, a Florida corporation (the “Company”), and the shareholders who have signed a counterpart signature page to this Agreement (collectively, the “Shareholders” and each a “Shareholder”).

Statement of Facts

The Shareholders are owners of shares of common stock of the Company.

The Shareholders desire to enter into this Agreement to provide for certain rights in connection with their sale of shares back to the Company and the Company’s right to purchase such shares upon the terms and conditions set forth in this Agreement.

The Shareholders desire to enter into this Agreement knowing that it is in the best interests of the Company and fair to each of the Shareholders.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises set forth below, the parties agree as follows:

1. Definitions: For purposes of this Agreement:

(a) “Company Purchase Price” shall equal the lesser of (i) two times the Tangible Book Value Per Share of Company common stock as of December 31, 2009, or (ii) $30.00 per share.

(b) “Change of Control” shall be deemed to have occurred if an entity or person (including a “Group”) as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 becomes the beneficial owner (as defined in Rule 13(d)-3 promulgated under the Securities Act of 1934) of Stock having 50% or more of the total number of votes that may be cast for the election of directors of the Company.

(c) “Person” shall mean an individual or any entity (including a partnership, corporation, limited liability company, trust, estate, association, and the like).

(d) “Selling Price” shall mean an amount equal to the greater of (i) one and one-half times the Tangible Book Value Per Share of the Company common stock as of December 31, 2009, or (ii) $16.50.

(e) “Selling Shareholder” shall mean a Shareholder desiring to sell Stock pursuant to Section 3.

(f) “Shareholder” shall mean any of the Shareholders, or any person or persons to whom Stock is transferred.

(g) “Stock” shall mean the shares of the common stock, $.01 par value, of the Company currently issued and outstanding, and any such shares which may hereafter be issued.

PUT AND CALL OPTION AGREEMENT

(h) “Tangible Book Value Per Share” of Company common stock shall mean the quotient obtained by dividing (i) the shareholder’s equity of the Company as of the date of determination, computed in accordance with generally accepted accounting principles, less any goodwill and other intangible assets reported by the Company on its balance sheet, by (ii) the then outstanding shares of Stock.

(i) “Transfer” shall mean any sale, assignment, transfer, exchange, pledge, encumbrance, grant of a security interest in, or any other disposition of, Stock or any interest in Stock to any Person, whether directly or indirectly, voluntarily or involuntarily, by operation of law, as a result of a court order or proceeding (including by way of example and not limitation, a divorce), or otherwise.

2. Transfers. No Stockholder may Transfer any Stock prior to the termination of this Agreement, except pursuant to the laws of descent and distribution, in which case, no such Transfer shall be effective as to any transferee unless such transferee agrees to be bound by the terms and conditions of this Agreement.

3. Put Option and Purchase Right. The provisions of this Section 3 shall apply to the shares of Stock owned by Shareholders if, as of December 31, 2009, the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended:

Each Shareholder shall have the option (“Shareholder Put”), for a period of ninety (90) days following the publication by the Company of its audited financial statements for its year ended December 31, 2009 (the “Shareholder Put Period”), to sell to the Company all or any portion of the shares of Stock owned or controlled by such Shareholder (“Shareholder Stock”), and the Company agrees to purchase from such Shareholder such number of shares of Shareholder Stock as such Shareholder shall desire to sell. Each share of Shareholder Stock shall be purchased for an amount equal to the Selling Price. For a period of thirty (30) days following the expiration of the Shareholder Put Period, the Company shall have the right (“Company Purchase Right”) to elect to purchase from the Shareholders all or any portion of the shares of Shareholder Stock, and each Shareholder agrees to sell to the Company such number of shares of Shareholder Stock as the Company shall desire to purchase. Each share of Shareholder Stock shall be purchased by the Company for an amount equal to the Company Purchase Price.

The closing of the purchase of the Shareholder Stock by the Company under this Section shall take place at the offices of the Company within thirty (30) days of an election by a Shareholder to sell the Shareholder Stock, or the election by the Company to purchase all or a portion of the shares of Shareholder Stock. The purchase price payable at the closing shall be paid in cash.

4. Notices. Any notice that is required or permitted to be given as provided in this Agreement shall be dated and in writing and shall be deemed to have been duly given or made for all purposes (a) if hand delivered, on the day delivered; (b) if sent by a nationally recognized overnight courier, on the next business day after it is sent; or (c) if mailed by certified mail, return receipt requested, on the third day after depositing in the mail, and in each case, addressed to the addresses listed below the signatures at the end of the Agreement or to any other address which any party may designate.

5. Legend on Stock Certificates. Promptly after execution of this Agreement, each Shareholder shall deliver to the Company the certificates for all shares of Stock owned by the Shareholder, and the Company shall place on each certificate a legend reading substantially as follows:

“Any sale, assignment transfer, pledge or other disposition of the shares of Stock represented by this certificate is restricted by, and subject to, the terms and provisions of a Shareholder Agreement and any amendments thereto, by and among FBG Holding Company and the Shareholders named therein. A copy of said Agreement is on file with the President of the Company at the Company’s principal offices. By acceptance of this certificate the holder hereof agrees to be bound by the terms of said Agreement.”

PUT AND CALL OPTION AGREEMENT

6. Specific Performance. The parties declare that it is impossible to measure in money the damages that will accrue to a person having rights under this Agreement by reason of a failure of another to perform any obligation imposed by the Agreement. Accordingly, if any person institutes an action or proceeding to enforce this Agreement by specific performance, any person against whom the action or proceeding is brought hereby waives the claim or defense that the complaining party has an adequate remedy at law, and no person shall in any action or proceeding put forward the claim or defense that an adequate remedy at law exists.

7. Termination of Agreement. This Agreement shall terminate upon the occurrence of the earlier of any of the following events:

(a) bankruptcy, receivership or dissolution of the Company; or

(b) the closing of a Change of Control;

(c) if the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended; or

(d) the expiration of the time period for the Company to exercise the Company Purchase Right and purchase the Shareholder Stock pursuant to such right.

8. Agreement Not Restricted. The terms of this Agreement shall prevail over any inconsistent terms found in the Company’s Bylaws, minutes or other agreements.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

10. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto and supersedes all prior agreements regarding the subject matter hereof. No waiver, modification, termination, or addition to this Agreement shall be valid unless in writing and signed by all the parties to this Agreement at the time of such waiver, modification, termination or addition.

11. No Wavier. No waiver by any party of any breach or failure to comply with any provision of this Agreement shall be effective unless in writing and signed by the party granting such waiver, nor shall any such waiver be construed as, or constitute, a continuing waiver of such provision or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement.

PUT AND CALL OPTION AGREEMENT

12. No Rights Given to Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person (other than the parties) any rights or remedies.

13. Applicability to Subsequent Stock. All the terms, restrictions, and requirements of this Agreement shall apply to the Stock presently owned by each of the Shareholders and to any additional shares of Stock acquired by any of the Shareholders following the date of this Agreement.

14. Requirement for Prior Regulatory Approval. Notwithstanding anything to the contrary contained in this Agreement, all purchases of Stock and agreements shall not be effective until prior approval of such transaction has been received as and to the extent required by applicable law.

15. Warranties of Selling Shareholder. At the time of any Transfer of any shares of Stock hereunder, the Selling Shareholder shall be deemed to warrant that such Selling Shareholder owns and has good title to such shares being transferred free and clear of any and all liens, encumbrances, and claims of any kind or character, other than the restrictions imposed on such Stock by this Agreement.

16. Documentation and Decision-Making. The Selling Shareholder, or such Shareholder’s representative, shall do all things and execute and deliver all papers as the purchasing Shareholder may reasonably deem necessary to consummate any sale of shares of Stock pursuant to this Agreement.

17. Attorneys’ Fees. In the event of a default by a Shareholder under this Agreement, the non-defaulting party or parties shall be entitled to recover all costs and expense, including attorneys’ fees and court costs, incurred as a result of said default or in connection with the enforcement of this Agreement.

18. Heirs, Successors and Assigns. The term of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective heirs, executors, administrators, distributees, personal representatives, successors and assigns of the parties and the holders of any of the Stock subject to this Agreement.

19. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled by arbitration in Tampa, Florida, in accordance with the rules, then in effect, of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

20. Counterparts. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Put and Call Option Agreement effective as of the day and year first above written.

SHAREHOLDERS	FBG HOLDING COMPANY

	By:	/s/ Robert Rothman

	Name:	Robert Rothman
	Title:	Chairman & CEO

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PUT AND CALL OPTION AGREEMENT